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                                        EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:    Century Communications Corp.
            Scott N. Schneider
            Chief Financial Officer
            (203) 972-2002

             CENTURY COMMUNICATIONS CORP. ANNOUNCES $43.50 PER SHARE
                  MERGER AGREEMENT BETWEEN CENTENNIAL CELLULAR
                    CORP. AND WELSH, CARSON, ANDERSON & STOWE

            New Canaan, CT. July 2, 1998. Century Communications Corp. ("Century") (Nasdaq National Market-CTYA) today announced that its affiliate, Centennial Cellular Corp. ("Centennial") (Nasdaq National Market-CYCL), a leading independent cellular provider, and Welsh, Carson, Anderson & Stowe and funds managed by it ("WCAS") signed an Agreement and Plan of Merger providing for the merger of Centennial with CCW Acquisition Corp., a Delaware corporation formed by WCAS. The transaction is valued at approximately $2.0 billion, including indebtedness of approximately $515 million to be refinanced. Centennial will continue to operate as an independent company under its current name and management. Upon effectiveness of the merger, Century will receive for its interests in Centennial approximately $377.5 million.

            Pursuant to the Merger Agreement, outstanding shares of Class A Common Stock of Centennial would be converted into the right to receive $43.50 in cash or to retain up to 7.1% of the Class A Common Stock outstanding after the merger. Class B Common Stock of Centennial, of which Century owns 81.2%, would be converted into the right to receive $43.50 in cash and a number of shares of Class A Common Stock, if any, such that the aggregate number of shares of Class A Common Stock held by Centennial's existing shareholders will equal 7.1% of the shares outstanding after the merger. All outstanding shares of Convertible Redeemable Preferred Stock and Second Series Convertible Redeemable Preferred Stock of Centennial shall be converted into the right to receive $43.50 in cash on an as converted basis. Century owns all of the outstanding shares of Second Series Convertible Redeemable Preferred Stock. The transaction was structured to be accounted for as a recapitalization.

            Through its ownership of shares of Class B Common Stock of Centennial, Century is the holder of a majority of the voting power of Centennial. Simultaneously with the execution of the Merger Agreement, Century agreed to vote its shares of Centennial in favor of the merger so long as the Merger Agreement remains in effect.



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            The merger is subject to certain conditions, including the approval of Centennial's shareholders, the receipt of certain approvals from the Federal Communications Commission, the expiration of antitrust regulatory waiting periods and the funding of the committed financing arrangements.

            Centennial acquires, operates and invests in cellular telephone systems throughout the United States and the Commonwealth of Puerto Rico. Centennial's current wireless telephone interests represent approximately 10.1 million Net Pops. Approximately 6.5 million of these Net Pops are represented by Centennial's wireless telephone systems located in the continental United States, including approximately 1.1 million Net Pops related to Centennial's minority equity investments in partnerships owning wireless telephone systems. The balance of approximately 3.6 million Net Pops represents Centennial's interest in its wireless telephone systems in Puerto Rico.

            Century owns and operates 71 cable television systems in 25 states and Puerto Rico serving in excess of 1,314,000 basic subscribers.


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